                          GOLDEN STATE VINTNERS, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   EXHIBIT 11

Basic and fully diluted earnings (loss) per share ("EPS") are determined as follows:

                                                               THREE MONTHS           NINE MONTHS
                                                                   ENDED                 ENDED
                                                                 MARCH 31,             MARCH 31,
                                                            -------------------   -------------------
                                                              2000       1999       2000       1999
                                                            --------   --------   --------   --------
Basic EPS Computation
Numerator:
  Net income (loss).......................................  $(1,352)   $(1,981)    $3,798    $ 9,316
  Less: Accretion of redeemed senior preferred stock......       --         --         --     (1,771)
       Accretion of converted junior preferred stock......       --         --         --       (157)
       Redeemable preferred stock dividends...............       --         --         --       (400)
                                                            -------    -------     ------    -------
  Income (loss) available to common stockholders..........  $(1,352)   $ 1,981     $3,798    $ 6,988
                                                            =======    =======     ======    =======
Denominator:
  Weighted average common shares..........................    9,498      9,488      9,498      9,299
                                                            =======    =======     ======    =======
Basic EPS.................................................  $ (0.14)   $  0.21     $ 0.40    $  0.75
                                                            =======    =======     ======    =======
Diluted EPS Computation
Numerator:
  Income (loss) available to common stockholders and
    assumed conversions...................................  $(1,352)   $ 1,981     $3,798    $ 6,988
                                                            =======    =======     ======    =======
Denominator:
  Weighted average common shares outstanding..............    9,498      9,488      9,498      9,299
  Stock options...........................................       --        347         75        293
                                                            -------    -------     ------    -------
  Adjusted weighted average common shares.................    9,498      9,835      9,573      9,592
                                                            =======    =======     ======    =======
Diluted EPS...............................................  $ (0.14)   $  0.20     $ 0.40    $  0.73
                                                            =======    =======     ======    =======